Exhibit 99.1

Body Central Corp. Announces Participation In

The 13th Annual ICR XChange Conference

Jacksonville, FL — January 6, 2011 — Body Central Corp. (Nasdaq: BODY) today announced that the Company will be presenting at the 13th Annual ICR XChange Conference held at the St. Regis Monarch Beach Resort & Spa in Dana Point, California, on Wednesday, January 12, 2011 at 9:40 am Pacific Standard Time. Allen Weinstein, President and Chief Executive Officer, and Rick Walters, Executive Vice President Treasurer and Chief Financial Officer, will host the presentation.

The audio portion of the presentation will be webcast live over the Internet at www.bodyc.com. The webcast can be found in the investor relations section of the company website.

About Body Central Corp.

Founded in 1972, Body Central Corp. is a growing, multi-channel, specialty retailer offering on-trend, quality apparel and accessories at value prices. As of January 1, 2011, the Company operated 209 specialty apparel stores in 23 states under the Body Central and Body Shop banners, as well as a direct business comprised of a Body Central catalog and an e-commerce website at www.bodyc.com. The Company targets women in their late teens and twenties from diverse cultural backgrounds who seek the latest fashions and a flattering fit. Stores feature an assortment of tops, dresses, bottoms, jewelry, accessories and shoes sold primarily under the Company’s exclusive Body Central® and Lipstick® labels.

CONTACT:

ICR, Inc.

Investor Relations for Body Central Corp.

Jean Fontana/Joseph Teklits

203-682-8200

Jean.fontana@icrinc.com